EXHIBIT 1A-6A

EMPLOYMENT AGREEMENT

of

Christopher M. Whitcomb

THIS AGREEMENT (“Agreement”), dated February 5, 2018 by and between Sanwire Corporation with its corporate office located at 4717 Calle Descanso, Camarillo, CA 93012, a Wyoming corporation (“Company”), and Christopher Whitcomb (“Executive”).

WHEREAS, the Company recognizes that the Executive’s talents and abilities are unique, and thus wishes to secure the services of the Executive on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Executive as its Chief Executive Officer and Chairman of the board of directors, and the Executive hereby accepts such employment, on the terms and conditions set forth below.

2. Term. The Executive’s employment by the Company hereunder shall begin on February 5, 2018 (“Effective Date”) and will end on June 30, 2021 (“Employment Period”). Executive shall be entitled to extend this Agreement for up to Two (2) One (l) year periods at the sole discretion of the Executive and shall be compensated at the rate of Fifteen Thousand Dollars ($15,000) per month and continuation bonuses of Fifteen Million (15,000,000) shares of fully paid common stock, par value ($.00001), per One (l) year period.

3. Position and Duties. During the Employment Period, the Executive shall serve as the Chief Executive Officer and Chairman of the board of directors of the Company with such duties, authority and responsibilities as are normally associated with and appropriate for such positions. The Executive shall report directly to the Company’s Board of Directors.

The Executive shall devote as much of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties as required to discharge his duties as the Chief Executive Officer and Chairman of the board of directors of the Company. Notwithstanding the above, the Company hereby acknowledges that the Executive is not working exclusively for the Company and the Executive shall be permitted, to the extent such activities do not substantially interfere with his performance of his duties and responsibilities hereunder or violate Section 9(a) of this Agreement, to provide services for compensation to other entities. The Executive represents that his employment with the Company is his primary employment, and that he shall devote more of his working time to the Company than to any other employer(s). The parties agree that at such time the Employee works exclusively for the Company the terms of this Agreement shall be renegotiated.

4. Place of Performance. During the Employment Period, the Company shall maintain its executive offices in Camarillo, CA and Executive may perform his services at a location of his choosing unless his presence is required at the corporate office.

5. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Company shall pay the Executive as follows:

1) For the period starting on February 5, 2018 through February 4, 2019 the base salary shall be $7,500 per month, paid at the end of each month, or as agreed between the Executive and the Company.

2) For the period starting on February 5, 2019 through February 4, 2020 the base salary shall be $10,000 per month, paid at the end of each month, or as agreed between the Executive and the Company.

3) For the period starting on February 5, 2020 through June 30, 2021 the base salary shall be $12,500 per month, paid at the end of each month, or as agreed between the Executive and the Company.

Executive shall submit invoices on a monthly basis for services rendered and those invoices shall be due and payable upon receipt. Any earned and unpaid invoices shall accrue interest at a rate of 1.5% per month until the invoices are paid in full or converted into common shares per Section 5(4) below.

4) The Executive shall have the right, from time to time and at the sole election of the Executive, to convert all or any part of the earned, accrued and unpaid compensation plus interest into fully paid shares of the Company’s common stock at the conversion price of a fifty percent (50%) discount to the then current market price or $0.01 per common share, whichever is less, adjusted from time to time for any share capital reorganization of the Company. The shares of common stock issuable upon conversion shall bear an appropriate restrictive legend per Rule 144 of the SEC.

The restrictive legend shall be removed and the Company shall issue to Payee a new certificate therefore free of any transfer legend if the Company or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such common stock may be made without registration under the Securities Exchange Act of 1934 (the “Act’’), which opinion shall be accepted by the Company to effect the sale or transfer.

5) Executive shall be entitled to periodic cash or cash equivalent bonuses, at the sole discretion of Executive, throughout the Term of his employment. Annual year end bonuses of not less than 25% of his annual salary shall be granted in addition to special bonuses based upon performance milestones as approved by the board of directors of the Company.

(b) Stock incentive. Executive shall be granted 35,000,000 shares of the Company’s par value ($.00001) common stock upon execution of this Agreement, the stock shall be fully earned and shall be delivered to Executive fully paid and free and clear of any liens or encumbrances.

(c) Business, Travel and Entertainment Expenses. The Company shall promptly reimburse the Executive for all business, travel and entertainment expenses, provided that such expenses must be approved in advance by either the Chief Executive Officer, or by such other officer of the Company that is responsible for determining such matters.

(d) Vacation. The Executive shall be entitled to four weeks of vacation per year. Vacation not taken during the applicable fiscal year shall be carried over to the next following fiscal year, any vacation time that is not taken by Executive shall be paid in cash or stock to Executive upon request by Executive.

(e) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, the Executive (and his eligible spouse and dependents) shall be entitled to participate in all the welfare benefit plans and programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, the Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives, other than any annual cash incentive plan. It is understood by Executive that there are no such plans in place at this time.

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6. Termination. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of the Executive’s incapacity due to physical or mental illness as determined by a physician selected by the Company, (i) the Executive shall have been substantially unable to perform his duties hereunder for six consecutive months, or for an aggregate of 180 days during any period of twelve consecutive months and (ii) within thirty days after written Notice of Termination is given to the Executive after such six month period, the Executive shall not have returned to the substantial performance of his duties, the Company shall have the right to terminate the Executive’s employment hereunder for “Disability.”

(c) Cause. The Company shall have the right to terminate the Executive’s employment for “Cause.” For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment only upon the Executive’s:

(i) conviction of a felony or willful gross misconduct; or

(ii) willful and continued failure to perform his duties hereunder (other than such failure resulting from the Executive’s incapacity due to physical or mental illness or after the issuance of a Notice of Termination by the Executive for Good Reason) within ten business days after the Company delivers to him a written demand for performance that specifically identifies the actions to be performed.

For purposes of this Section 6€, no act or failure to act by the Executive shall be considered “willful” if such act is done by the Executive in the good faith belief that such act is or was to be beneficial to the Company or one or more of its businesses, or such failure to act is due to the Executive’s good faith belief that such action would be materially harmful to the Company or one of its businesses. Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by a majority of the Board (excluding the Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose after reasonable (but in no event less than thirty days) notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board, finding that in the good faith opinion of the Board that “Cause” exists, and specifying the particulars thereof in detail. This Section(c) shall not prevent the Executive from challenging in any court of competent jurisdiction the Board’s determination that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.

(d) Good Reason. The Executive may terminate his employment” for “Good “Reason” after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstance constituting “Good Reason” within ten business days after receiving such notice. Good Reason shall mean the occurrence of any of the following without the written consent of the Executive or his approval in his capacity as the Chairman of the Board:

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(i) the assignment to the Executive of duties inconsistent with this Agreement or a change in his titles or authority;

(ii) any failure by the Company to comply with Section 5 hereof in any material way;

(iii) any material breach of this Agreement by the Company.

The Executive’s right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(e) Without Cause. The Company shall have the right to terminate the Executive’s employment hereunder without Cause by providing the Executive with a Notice of Termination. If the Company terminates the Executives employment Without Cause, the Executive shall be entitled to six months of salary at the current rate as listed in Section 5 hereof as well as six months of medical benefits as prescribed in Section 5(e) above.

(f) Without Good Reason. The Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination.

7. Termination Procedure.

(a) Notice of Termination. Any termination of the executive’s employment by the Company or by the Executive during the Employment Period (other than pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the executive’s employment under that provision.

(b) Date of Termination. “Date of Termination” shall mean (i) if the executive’s employment is terminated by his death, the date of his death, (ii) if the executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after the date of receipt of the Notice of Termination (provided that the Executive does not return to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if the executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination, unless terminated by the Company Without Cause pursuant to Section 6(e), in which the provisions set forth in the Section 6(e) shall apply.

(c) Executive’s Responsibilities Upon Termination or Resignation. Executive shall return all Company property, including equipment, documentation, and Company files within 15 business days of termination or resignation. The Executive shall also be bound by the Confidentiality clause below in Section 8 for a period of 2 years following termination or resignation,

(d) Company’s Responsibilities upon Termination or Resignation. Company shall pay to Executive all amounts owed to Executive at the time of termination or resignation within fifteen business days of the termination or resignation, to include accrued and unpaid wages, unpaid bonuses earned up to the date of termination or resignation, any accrued and unpaid vacation, and any other amounts due Executive. The Executive, at his sole discretion, may choose to forgo payment of any amount of accrued and unpaid wages, and retains the right to convert those wages into common stock, as stated in Section 5(4) above for a period of seven years following the date of termination or resignation.

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8. Confidential Information.

(a) Confidential Information. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone his than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform his duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Company and its businesses and investments, obtained by the Executive during the Executive’s employment that is not generally available public knowledge (his than by acts by the Executive in violation of this Agreement).

(b) Injunctive Relief. In the event of a breach or threatened breach of this Section 8, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

9. Indemnification.

(a) General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a trustee, director or officer of the Company, or any predecessor or any of their affiliates or is or was serving at the request of the Company, or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended, against all expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

(b) Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys’ fees, accountants’ fees, disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(c) Enforcement. If a claim or request under this Section 9 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with applicable Nevada law.

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(d) Partial Indemnification. If the Executive is entitled under any prov1s1on of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.

(e) Notice of Claim. The Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be withi’ the Executive’s power and at such times and places as are convenient for the Executive.

(f) Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

(i) The Company will be entitled to participate therein at its own expense;

(ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel of its choice, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

(iii) The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Executive without the Executive’s written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

(g) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 9 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute or certificate of incorporation or by- laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

10. Legal Fees and Expenses. If any contest or dispute shall arise between the Company and the Executive regarding any provision of this Agreement, the Company shall reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive in connection with such contest or dispute, but only if the Executive prevails to a substantial extent with respect t’ the Executive’s claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

11. Successors; Binding Agreement.

(a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

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(b) Executive’s Successors. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive’s death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable b’ the Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds t’ the Executive’s interests under this Agreement. If the Executive should die following his Date of Termination while any amounts are still payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the written terms of this Agreement to such person or persons so appointed in writing by the Executive, or otherwise to his legal representatives or estate.

12. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall surviv’ the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. Except or otherwise provided in Section 9 hereof, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter including, without limitation. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

16. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

17. Section Headings. The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

[Signature page to follow]

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IN WITNESS HEREOF, the parties hereto have executed this Agreement on the date first above written.

SANWIRE CORPORATION

By:
Christopher M. Whitcomb,
Chief Executive Officer and Chairman

EXECUTIVE

By:
Christopher M. Whitcomb,
an individual